EXHIBIT 99.1

Veri-Tek International Corp. Announces 33% Increase in Third Quarter 2007 Revenues

Anticipates exceeding previously issued revenue guidance for 2007 full-year revenue range of $95 million to $100 million; reiterates EBITDA margin range forecast of 8.0% to 8.5%

Near and long-term outlook remains strong in served markets

Bridgeview, IL, November 14, 2007 — Veri-Tek International Corp. (AMEX:VCC), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, today announced financial results for the third quarter ended September 30, 2007.

Third Quarter Financial Highlights (Continuing Operations(1)):

•	33.0% year-over-year net sales growth to $26.6 million for the third quarter of 2007 from $20.0 million for the third quarter of 2006, driven by the acquisition of Manitex Liftking

•	500 basis point improvement in gross margin to 18.8% for the third quarter of 2007 from 13.8% in the same period of 2006

•

100% increase in EBITDA(2) to $2.4 million for the third quarter of 2007 from $1.2 million in the third quarter of 2006, representing EBITDA(2) margin of 8.9% compared to 5.8% for the same quarter of last year

•

Reduced total indebtedness by $12.1 million to $26.2 million as of September 30, 2007 from $38.3 million at June 30, 2007 and $37.0 million at December 31, 2006, which potentially will decrease annual interest expense by approximately $1.0 million

•	Recorded net income from continuing operations of $0.9 million for the third quarter of 2007 as compared to breakeven in the same period of 2006

Third Quarter Operating Highlights:

•	Received orders for more than 50 units of the Company’s highest-capacity 50-ton boom truck, launched in May 2007

•	Acquired the Noble forklift product line, which the Company will integrate with Liftking

•	Completed sale and closure of Testing and Assembly Equipment segment

•	Initiated currency hedging program in an effort to limit the Company’s exposure to transaction movements from Canadian currency exchange rate fluctuations

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Financial Results

(1)Prior to July 3, 2006, the Company operated in a single segment of business: the Testing and Assembly Equipment segment. Following the decision of the Board on March 29, 2007 to sell these operations, this segment is reported as a discontinued operation. For the nine month period ended September 30, 2007 the Company’s continuing operations were composed of the Lifting Equipment segment established through the acquisitions of Manitex Inc., Liftking Industries, Inc. (“Manitex Liftking”) and the Noble forklift product line in July 2006, November 2006 and July 2007, respectively. Consequently, financial and operating results for year-to-date 2007 include nine months of results for Manitex and Manitex Liftking and two months for the Noble product line. Financial and operating results for the nine-month comparative period ending September 30, 2006 include only three months of results for Manitex, Inc.

(2)EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Net sales for the third quarter of 2007 increased $6.6 million, or 33.0%, to $26.6 million from $20.0 million in the third quarter of 2006. The higher net sales were the result of a $0.9 million increase in Manitex’s sales and $5.7 million in sales from Manitex Liftking, driven by consistent demand across the range of the Company’s lifting products and strong shipments of Manitex larger tonnage boom trucks.

Gross profit was $5.0 million, or 18.8% gross profit margin, for the third quarter of 2007 compared to gross profit of $2.8 million, or 13.8% gross profit margin for the third quarter of 2006. The Company’s gross profit was favorably impacted in the third quarter of 2007 by volume and product mix, stronger pricing and the benefit of sourcing materials from lower-cost countries. The favorable mix is a result of an increase in the sales of cranes with higher lifting capacity, partially attributable to sales of our 50 ton crane that was introduced in the second quarter 2007.

Total operating expenses for the third quarter of 2007 were $3.1 million, compared to total operating expenses of $1.6 million in the same quarter of last year. The increase is primarily the result of the acquisitions as well as increased amortization expense attributable to the Manitex acquisition that occurred in 2006.

During the third quarter of 2007, the Company generated $2.4 million of EBITDA, or 8.9% of sales, compared with $1.2 million of EBITDA, or 5.8% of sales for the same quarter last year. EBITDA for the nine months ended September 30, 2007 was $6.5 million, or 8.2 % of sales, compared to $0.9 million, or 4.7% of sales in the same period of last year. A reconciliation of GAAP net income to EBITDA is provided in the financial tables that accompany this release.

Net income from continuing operations for the third quarter was $872,000 or $0.10 per basic and $0.09 per fully diluted share, compared to net income from continuing operations of $0.0 million, or $0.00 per basic and fully diluted share, for the third quarter of 2006. Net income for the third quarter was $918,000, or $0.11 per basic and $0.10 per fully diluted share (earnings per share is based on 8.6 million basic and 9.2 million fully diluted weighted average common shares outstanding) compared to net loss of ($566,000), or ($0.11) per basic and fully diluted share (based on 5.1 million fully diluted and weighted average common shares outstanding) in the same period last year. Foreign currency transaction losses from the Canadian-US dollar exchange rates negatively impacted net results by approximately ($172,000) in the third quarter of 2007.

“We experienced significant operating and financial improvements during the quarter,” commented David Langevin, Chairman and Chief Executive Officer of Veri-Tek. “With the sale of the discontinued Testing and Assembly Equipment operations for over $1 million in cash, expansion of our sales and margins, and a $12 million, or 32% reduction in our debt, we have positioned the company to grow as a focused, specialized industrial equipment company. Since 2003, Manitex has introduced 21 new models each of which addresses specific customer requirements for increased capacity, payload and reach in specific field applications. As we highlighted in a recent press release, the market’s acceptance of our new 50-ton crane has been exceptional, and we’re in the process of increasing our production to meet the demand for these boom trucks. With the acquisition of the Noble Rough Terrain Forklift line, which we announced mid-way through the quarter, we expect to experience higher overall operating margins at our Manitex Liftking division, and beginning in 2008 we anticipate meaningful top and bottom line contribution from Noble.”

“We continue to take advantage of solid demand in our primary end markets of oil and gas, mining, and infrastructure and while we are still in the process of developing our ‘08 plan, we anticipate continued year-over-year, top and bottom line improvements,” concluded Mr. Langevin.

Andrew Rooke, Veri-Tek President and Chief Operating Officer, commented, “Results for the quarter were encouraging, particularly from our Manitex operation. Today, our organization has engineering and product skill sets that we believe give us an edge against the competition in our markets and we will continue to exploit these competencies in our identified market sectors. At the same time we are working on strategic actions in technology, selective investment and R&D in an effort to enhance our addressable market and geographies, accelerate our capability for organic growth and strengthen our relative cost position. These efforts are designed to support our medium- and long-term growth objectives.”

“The continued weakening of the US dollar adversely affected our financial performance in the quarter and year-to-date and we have taken active steps to address this as well. Having implemented a currency hedging program in the quarter, we expect to avoid substantial future transaction losses, such as those incurred in the second and third quarters of 2007, although we remain exposed to some adverse margin impact that we are striving to offset through operational activities. The quarter’s results were also negatively affected by our acquisition of the Noble Rough Terrain Forklift line, as we incurred various initial integration and manufacturing costs and experienced only limited sales in the period. We have taken steps to manage these items, which we believe will result in improved financial results for our company,” concluded Mr. Rooke.

For the first nine months of fiscal 2007, net sales were $79.7 million and the Company’s gross profit was $15.0 million, representing a gross margin of 18.9%, compared to $20.0 million and $2.8 million, or 13.8%, respectively, in the same period last year.

Selling, general and administrative expense for the nine months ended September 30, 2007 was $9.6 million compared to $1.8 million for the comparable period in 2006. The increase is principally related to the Manitex and Manitex Liftking acquisitions. Net income from continuing operations was $1.4 million compared to a net loss from continuing operations of $(0.1) million for the first nine months of 2006.

Reported net income was $230,000 for the nine-month period ended September 30, 2007, consisting of net income from continuing operations of $1.4 million offset by loss from discontinued operations of $1.2 million and a loss on closure of discontinued operations of $48,000. The Company’s reported net loss of $1.4 million for the nine months ended September 30, 2006, consisted of a net loss from continuing operations of $144,000 and a loss from discontinued operations of $1.2 million. Foreign currency transaction losses from the strong Canadian dollar relative to the US dollar negatively impacted net results $662,000 for the nine-month period ended September 30, 2007.

The Company completed the quarter ended September 30, 2007 with $19.7 million in working capital and a current ratio (defined as current assets divided by current liabilities) of 2.2 to 1. Long term debt decreased in the third quarter of 2007 by $12.1 million from June 30, 2007, reflecting the repayment of notes payable and a reduction in the amount drawn on the company’s line of credit. Shareholder’s equity increased 62.0% to $29.8 million from $18.4 million as of December 31, 2006. See the financial tables that accompany this press release for a complete definition of working capital and current ratio.

Outlook:

Management anticipates that it will exceed its previously issued revenue guidance range of $95 million to $100 million for fiscal year 2007 and reiterated its expectation that EBITDA as a percentage of sales will be in the range of 8.0% to 8.5%. Management currently expects that full year revenues for 2007 will be approximately $105 million.

About Veri-Tek International, Corp.

Veri-Tek International, Corp. is a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. The Manitex Liftking subsidiary, which includes the Noble forklift product line, manufactures and sells a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications.

Forward-Looking Statement:

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Veri-Tek International, Corp.	Hayden Communications
David Langevin	Peter Seltzberg or Brett Maas
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(646) 415-8972
djlangevin@manitex.com	peter@haydenir.com

Veri-Tek International Corp. and Subsidiaries

Condensed Consolidated Balance Sheet

(In thousands, except for per share amounts)

	September 30, 2007	December 31, 2006
	(unaudited)	(restated)
ASSETS
Current Assets
Cash	$1,302	$615
Trade receivables	15,783	14,137
Receivables from related parties	—	1,744
Other receivables	271	—
Inventory (net)	17,075	16,830
Deferred income tax assets	893	893
Prepaid expenses and other	736	465
Assets held for sale	310	1,430

Total current assets	36,370	36,114
Total fixed assets (net)	5,678	6,117
Receivables from related parties	—	2,978
Intangible assets (net)	21,765	21,283
Deferred income tax assets	3,747	3,747
Goodwill	14,065	13,305
Assets held for sale	—	300

Total assets	$81,625	$83,844

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$602	$515
Current portion of capital lease obligations	299	356
Accounts payable	11,330	14,181
Accrued expenses	3,801	2,965
Other current liabilities	361	732
Liabilities held for sale	309	572

Total current liabilities	16,702	19,321
Long-Term Liabilities
Lines of credit	15,125	14,121
Deferred income tax liabilities	4,640	4,640
Notes payable	5,694	17,303
Capital lease obligations	4,484	4,685
Deferred gain on sale of building	4,025	4,310
Other long term liabilities	85	—

Total long term liabilities	34,053	45,059

Total liabilities	50,755	64,380

Commitments and contingencies	—	—
Minority interest	1,024	1,024
Shareholders’ Equity
Common stock – no par value, Authorized 20,000,000 shares authorized; issued and outstanding 9,805,875 and 7,859,875 at September 30, 2007 and December 31, 2006, respectively	41,928	31,274
Warrants	1,788	2,272
Retained earnings	(14,820)	(15,050)
Accumulated other comprehensive income (loss)	982	(56)

Subtotal	29,878	18,440
Less: Unearned Stock Based Compensation	(32)	—

Total Shareholders’ equity	29,846	18,440

Total liabilities & equity	$81,625	$83,844

VERI-TEK INTERNATIONAL, CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited
		and Restated		and Restated
Net sales	$26,600	$20,021	$79,689	$20,021
Cost of Sales	21,594	17,260	64,665	17,260

Gross profit	5,006	2,761	15,024	2,761
Operating expenses
Research and development costs	204	102	579	102
Selling, general and administrative expenses, including corporate expenses of $791 and $675 for the three months and $2,727 and $899 for the nine months ended September 30, 2007 and 2006, respectively	2,935	1,533	9,553	1,757

Total operating expenses	3,139	1,635	10,132	1,859

Operating income from continuing operations	1,867	1,126	4,892	902
Other income (expense)
Interest income	—	5	6	36
Interest expense	(891)	(1,033)	(2,796)	(1,033)
Foreign currency transaction losses	(172)	—	(662)	—
Other income	1	—	147	—

Total other income (expense)	(1,062)	(1,028)	(3,305)	(997)

Income (loss) from continuing operations before income taxes	805	98	1,587	(95)
Income tax (benefit)	(67)	115	147	49

Net income (loss) from continuing operations	872	(17)	1,440	(144)
Discontinued operations
Loss from operations of the discontinued Testing and Assembly Equipment segment, net of income taxes (benefit) of $(0) and $(327) for the three months and $(0) and $(666) for the nine months ended September 30, 2007 and 2006, respectively	(196)	(549)	(1,162)	(1,206)
Gain (loss) on sale or closure of discontinued operations net of income tax (benefits)	242	—	(48)	—

Net income (loss)	$918	$(566)	$230	$(1,350)

Earnings Per Share
Basic
Earnings (loss) from continuing operations	$0.10	$—	$0.18	$(0.03)
Loss from discontinued operations	$(0.02)	$(0.11)	$(0.14)	$(0.24)
Gain (loss) on sale or closure of discontinued operations net of income tax	$0.03	$—	$(0.01)	$—

Net earning (loss) per share	$0.11	$(0.11)	$0.03	$(0.27)
Diluted
Earnings (loss) from continuing operations	$0.09	$—	$0.17	$(0.03)
Loss from discontinued operations	$(0.02)	$(0.11)	$(0.13)	$(0.24)
Gain (loss) on sale or closure of discontinued operations net of income tax	$0.03	$—	$(0.01)	$—

Net earnings (loss) per share	$0.10	$(0.11)	$0.03	$(0.27)
Weighted average common share outstanding
Basic	8,636,940	5,104,769	8,136,249	4,952,431
Diluted	9,239,276	5,104,769	8,723,865	4,952,431

VERI-TEK INTERNATIONAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2007	2006
	Unaudited	Unaudited and Restated
Cash flows from operating activities:
Net income (loss)	$230	$(1,350)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	1,607	42
Provisions for allowances for doubtful accounts	(44)	32
Loss on disposal of assets	(10)	—
Deferred income taxes	—	466
Inventory reserves	421	13
Stock based deferred compensation	13	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,096)	(1,913)
(Increase) decrease in accounts receivable – related party	36	149
(Increase) decrease in inventory	1,908	1,267
(Increase) decrease in prepaid expenses	(226)	(452)
(Increase) decrease in customer deposits	—	130
Increase (decrease) in accounts payable	(2,895)	(464)
Increase (decrease) in accrued expenses	820	243
Increase (decrease) in other current liabilities	(432)	—
Discontinued operations – cash provided by operating activities	26	3,624

Net cash provided by operating activities	358	1,787
Cash flows from investing activities:
Purchase of capital equipment	(22)	(71)
Acquisition of business, net of cash acquired	—	(10)
Proceeds from the sale of assets of discontinued operations	1,131
Investment in patents and drawings	—	(117)
Proceeds from sale of equipment	16	—
Discontinued operations - cash used by investing activities	—	(360)
Net cash provided (used) by investing activities	1,125	(558)

Cash flows from financing activities:
Borrowings (repayments) on revolving credit facility	833	(2,840)
Payments of capital lease obligations	(258)	(378)
Payments on notes	(11,522)	—
Proceeds from issuance of stock	8,019	—
Proceeds from issuance of warrants	231	—
Proceeds from exercise of warrants	1,875	—

Net cash used by financing activities	(822)	(3,218)
Effect of exchange rate change on cash	26	—
Net increase (decrease) in cash and cash equivalents	661	(1,989)
Cash and cash equivalents at the beginning of the year	615	2,025

Cash and cash equivalents at end of period	$1,302	$36

The acquisition of Noble Product Line (“Noble”) assets was a non-cash transaction in which the Company acquired the Noble assets in exchange for the forgiveness of $4.2 million that GT Distribution owed the Company. As a non-cash transaction, the assets acquired and the forgiveness of the liability are both excluded from the cash flow statement.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and nine months ended September 30, 2007 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income (loss) from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net income (loss) from continuing operations	872	(16)	1,440	(144)
Income tax (benefit)	(67)	115	147	49
Interest income	—	(5)	(6)	(36)
Interest expense	891	1033	2,796	1,033
Foreign currency transaction losses	172	—	662	—
Other income	(1)	—	(147)	—
Depreciation & Amortization	498	30	1,607	42
Earnings before interest, taxes, depreciation and amortization (EBITDA)	2,365	1,157	6,499	944
EBITDA % to sales	8.9%	5.8%	8.2%	4.7%

In an effort to provide investors with additional information regarding the Company’s results, Veri-Tek refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Veri-Tek believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Veri-Tek uses these non –GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended September 30, 2007, unless otherwise indicated.

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	September 30, 2007	June 30, 2007
Current portion of long term debt	$602	$752
Current portion of capital lease obligations	299	317
Lines of credit	15,125	16,558
Notes payable	5,694	16,131
Capital lease obligations	4,484	4,546
Debt	$26,204	$38,304

Current Ratio is calculated by dividing current assets by current liabilities.

	September 30, 2007	June 30, 2007
Current Assets	$36,370	$37,983
Current Liabilities	$16,702	$17,825
Current Ratio	2.2	2.1

Working capital is calculated as total current assets less total current liabilities

	September 30, 2007	June 30, 2007
Total Current Assets	$36,370	$37,983
Less: Total Current Liabilities	$16,702	$17,825
Working Capital	$19,668	$20,158